Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 17, 2006, accompanying the financial statements included in the Annual Report on Form 11-K of the MetaSolv, Inc. Employee Stock Purchase Plan (the “Plan”) for the year ended December 31, 2005. We hereby consent to the incorporation by reference of said report in the following Registration Statements of the Plan:

Form Type	Registration Number
Form S-8	333-129586
Form S-8	333-112684
Form S-8	333-103740
Form S-8	333-83730
Form S-8	333-91435
Form S-8-POS	333-91435

/s/ GRANT THORNTON LLP

Dallas, Texas

March 30, 2006